UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2012

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of	Commission File Number	(I.R.S. Employer Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01. Entry into a Material Definitive Agreement.

On November 16, 2012, AmerisourceBergen Corporation (the “Registrant”) entered into a Third Amendment to Amended and Restated Receivables Purchase Agreement, dated as of November 16, 2012, among Amerisource Receivables Financial Corporation (“ARFC”), as Seller, AmerisourceBergen Drug Corporation (“ABDC”), as Servicer, the Purchasing Agents and Purchasers party thereto and Bank of America, National Association, as Administrator to extend the maturity date of its $700 million accounts receivables securitization facility to November 16, 2015.

The securitization facility is available to provide additional liquidity and funding for the ongoing business needs of the Registrant and its subsidiaries. The securitization facility is based on the accounts receivables originated by ABDC for the sale of pharmaceuticals and other related services. Pursuant to the securitization facility, ABDC sells its accounts receivables to ARFC. ARFC may sell interests in the accounts receivables purchased from ABDC to the various purchaser groups party to the securitization facility, paying interest on amounts outstanding under the facility. Bank of America, National Association, serves as the administrator of the securitization facility. The securitization facility has a base limit of $700 million, with an option to increase the commitments of the participating banks, subject to their approval, by an additional $250 million for seasonal needs during the December and March quarters. The Registrant serves as the performance guarantor of ABDC’s obligations as originator and servicer under the securitization facility.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

10.1            The Third Amendment to Amended and Restated Receivables Purchase Agreement, dated as of November 16, 2012, among Amerisource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Servicer, the Purchasing Agents and Purchasers party thereto and Bank of America, National Association, as Administrator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: November 21, 2012	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President
and Chief Financial Officer